UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2023
Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin,	Texas	78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	STRS	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 24, 2023, the Compensation Committee (the Committee) of the Stratus Properties Inc. (Stratus) Board of Directors unanimously approved (i) the Stratus Properties Inc. Executive Annual Incentive Plan (the AIP), and (ii) the Stratus Properties Inc. Long-Term Incentive Plan (the LTIP, and collectively with the AIP, the Plans). The Committee worked extensively with its independent compensation consultant and has designed these new Plans to work together to further align Stratus’ executive compensation program with stockholder interests while ensuring that Stratus continues to provide an appropriate level of compensation to effectively reward and retain its senior leadership team.

The Executive Annual Incentive Plan: The purpose of the AIP is to provide the framework under which annual incentive awards based on the achievement of pre-established performance goals may be paid to Stratus’ executive officers and other key employees, if designated by the Committee. The AIP is effective for calendar years beginning January 1, 2023, and both of Stratus’ executive officers will participate in the AIP for 2023. The AIP will be administered by the Committee, and shortly after the beginning of each calendar year, the Committee will designate each participant’s target award opportunity (as well as threshold and maximum payout levels), specify the applicable performance goals for the year (which may vary among participants) and establish the weighting and formula for determining the amounts that may become payable based on the level of achievement of the selected performance goals.

Following the end of the year, the Committee will review actual performance as measured against the pre-established performance goals and will determine (i) whether the performance goals applicable to a participant have been achieved, making any adjustments that the Committee deems appropriate, and (ii) the resulting amount of each individual participant’s annual incentive award, if any. The Committee has the discretion to decrease or eliminate the amount of the annual incentive award that is payable under the AIP, including elimination of amounts payable under the AIP as required under the terms of the LTIP, as described below.

The Long-Term Incentive Plan: The LTIP amends and restates Stratus’ Profit Participation Incentive Plan, which was previously adopted in July 2018 (the PPIP), and is effective for participations interests approved under development projects on or after February 24, 2023. Currently outstanding participation interests granted under the PPIP will continue to be governed by the terms of the prior PPIP, which is more fully described in Stratus’ Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 8, 2022, under the heading “Executive Officer Compensation—Compensation Discussion and Analysis”.

The LTIP, like the PPIP, provides incentive award opportunities tied to the success of Stratus’ development projects to Stratus’ executives and other key employees and consultants as designated by the Committee. Although substantially similar to the PPIP, the LTIP represents a more holistic approach to Stratus’ short-term and long-term incentive programs for its executive officers and incorporates new features intended to further align the awards with the overall stockholder experience and the operating performance of Stratus.

Specifically, in connection with payouts to executive officers, the LTIP incorporates the following provisions that will result in reduction or forfeiture of payouts related to development projects under the LTIP: (i) if the required NAV-based results (which will be established by the Committee from time to time) have not been achieved at the time of payout of awards under the LTIP, the amounts payable shall be reduced by up to 25%, and (ii) if the average of the payouts under the AIP for the objective or operationally-focused metrics for the three-year period preceding the year of payout (or such shorter period of time that the AIP has been in effect or the participant has been a participant in the AIP) is below the target level, amounts payable to the participant under the LTIP shall be reduced by between 5% and 10%, with the percentage reduction in each case determined by the Committee. In addition, for executive officers who also participate in the AIP, for any given calendar year the executive shall receive the greater of the amounts payable under the LTIP or the amounts payable under the AIP, and shall not receive payments under both programs.

The foregoing descriptions of the Plans are not intended to be complete and are qualified in their entirety by reference to the full text of the Plans, copies of which will be filed as exhibits to Stratus’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, or in an earlier filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer and
Principal Accounting Officer)

Date: March 2, 2023